Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

THD AT-HOME SERVICES, INC.,

UMPIRE ACQUISITION CORP.,

and

U.S. HOME SYSTEMS, INC.

August 6, 2012

i

ii

Section 9.11 Specific Performance	64
Section 9.12 Assignment	65
Section 9.13 Expenses	65
Section 9.14 Headings	65
Section 9.15 Waivers	65
Section 9.16 WAIVER OF JURY TRIAL	65
Section 9.17 Opinion of Financial Advisor	65

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 6, 2012 (this “Agreement”), by and among U.S. Home Systems, Inc., a Delaware corporation (the “Company”), THD At-Home Services, Inc., a Delaware corporation (“Parent”), and Umpire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(c) and (ii) Dissenting Shares) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) unanimously determined that the transactions contemplated by this Agreement, including the Merger (the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved and declared advisable this Agreement, the Merger and the other Transactions, and (iii) subject to the other terms and conditions of this Agreement, unanimously resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and the other Transactions (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement, the Merger and the other Transactions and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the Merger and the other Transactions;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the stockholder parties named therein (the “Stockholder Parties”) have entered into the agreement attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which, and subject to the terms thereof, the Stockholder Parties have agreed, among other things, to vote to approve this Agreement and to take certain other actions in furtherance of the Merger upon the terms and conditions set forth in the Voting Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article I

Definitions and Terms

Section 1.1 Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“409A Authorities” has the meaning set forth in Section 4.9(k).

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided, that (i) such agreement shall not provide for an exclusive right to negotiate with the Company, and (ii) such agreement shall expressly provide that compliance by the Company with any provision of this Agreement is not prohibited.

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Merger Sub or any Affiliate thereof to acquire, other than as contemplated by this Agreement, directly or indirectly in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of ten percent (10%) or more of any class of equity securities of the Company or any of its Subsidiaries that constitute, individually or in the aggregate, ten percent (10%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or any of its Subsidiaries or (ii) one or more assets or businesses of the Company and its Subsidiaries that constitute ten percent (10%) or more of the revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 6.9(a).

“Audit” means any audit, written proposed adjustment, assessment of Taxes, other examination by any Taxing Authority, or any proceeding or appeal of such proceeding relating to Taxes.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Benefit Agreement” means (i) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (ii) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement.

“Benefit Plan” means any employment, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity or equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other Commonly Controlled Entity, in each case, providing benefits to any Participant, but not including any Benefit Agreement.

“Book Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and the rules and regulations promulgated thereunder.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change of Recommendation” has the meaning set forth in Section 6.4(e).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” has the meaning set forth in Section 4.9(c).

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.5(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Charter” has the meaning set forth in Section 4.1.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.5(a).

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement, arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement.

“Company Equity Plans” means the Company’s Amended and Restated 2000 Stock Compensation Plan, 2004 Restricted Stock Plan and 2010 Equity Incentive Plan, as in effect on the date hereof.

“Company Intellectual Property” has the meaning set forth in Section 4.12(c).

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development (each an “Effect”) that, individually or in the aggregate, has resulted or would reasonably be expected to result in any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any Effect resulting from or arising in connection with (i) conditions (or changes in) the industries and markets in which the Company and its Subsidiaries operate, (ii) conditions (or changes in) the United States or the global economy, (iii) conditions (or changes in) the United States securities markets, (iv) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC after the date hereof, (v) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, (vi) any changes in Law after the date hereof, (vii) the announcement of the transactions contemplated by this Agreement (including, any resulting adverse changes in the Company’s relationship with its employees, customers, partner or suppliers), and (viii) the matters set forth on Section 1.1(a) of the Company Disclosure Schedule shall be excluded from the determination of Company Material Adverse Effect so long as such Effects have not had, or would reasonably be expected not to have, a disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other companies in the same industry as the Company; and provided further that any Effect resulting from or arising in connection with any decrease in the market price or trading volume of the Company Common Stock or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (for clarity, any of the underlying causes contributing to any such decreases or failures shall not be excluded from the determination of Company Material Adverse Effect), shall also be excluded from the determination of Company Material Adverse Effect.

“Company Restricted Stock Award” means a restricted stock award issued pursuant to any of the Company Equity Plans that remains unvested as of the Effective Time.

“Company SEC Documents” has the meaning set forth in Section 4.5(a).

“Company Site Policies” has the meaning set forth in Section 4.12(i).

“Company Sites” means the Internet websites and mobile applications owned, maintained or operated by the Company or any of its Subsidiaries.

“Company Stock Options” has the meaning set forth in Section 3.4(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.19.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 8, 2012, by and between the Company and Home Depot U.S.A., Inc.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation, whether oral or written.

“Cutoff Date” has the meaning set forth in Section 6.4(b).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.

“Environmental Laws” means all Laws as of the date hereof of any Governmental Authority having jurisdiction over the business in question addressing pollution or the protection of human health or the environment, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all similar Laws (including implementing regulations) of any Governmental Authority having jurisdiction over the assets in question addressing pollution control or protection of workers or protection of human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Section 414(b) or (c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fairness Opinion” has the meaning set forth in Section 4.23.

“Filed SEC Reports” has the meaning set forth in Article IV.

“GAAP” has the meaning set forth in Section 4.5(a).

“Go-Shop Period” has the meaning set forth in Section 6.4(a).

“Governmental Entity” has the meaning set forth in Section 4.4.

“Grant Date” has the meaning set forth in Section 4.2(b).

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Insured Parties” has the meaning set forth in Section 6.7(b).

“Intellectual Property” means rights in or to: (i) inventions or concepts (whether patentable or unpatentable); (ii) patents and patent applications, patent disclosures, utility models, certificates of invention and industrial designs, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions and re-examinations and any application that claims priority to any of the foregoing; (iii) Know-How; (iv) trademarks (whether registered or not), service marks, trade dress, logos, slogans, trade names, service names, corporate and business names, and all applications, registrations and renewals therefor, and all goodwill associated therewith (“Trademarks”); (v) domain names and domain name registrations; (vi) registered designs and design rights copyrights, copyright applications and registrations and renewals, neighboring rights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing); (vii) rights under licenses and consents in relation to any such thing; and (viii) all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Know-How” means trade secrets, confidential business information, technical or commercial knowledge and manufacturing or business processes, methods and procedures.

“Knowledge” means such facts and other information that as of the date of determination are actually known to any of the Persons listed on Section 1.1(b) of the Company Disclosure Schedule, after due inquiry of the Persons with primary responsibility therefor.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.

“Leased Real Property” means the premises and the parcels of real property leased, subleased, licensed or otherwise used or occupied pursuant to an agreement by the Company or any of its Subsidiaries together with all fixtures, buildings, structures and improvements thereon.

“Legal Proceeding” has the meaning set forth in Section 4.10.

“License Contracts” has the meaning set forth in Section 4.12(b).

“Material Contract” has the meaning set forth in Section 4.8(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Money Laundering Laws” has the meaning set forth in Section 4.11(c).

“No-Shop Period Start Date” has the meaning set forth in Section 6.4(b).

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.9(k).

“Notice of Adverse Recommendation” has the meaning set forth in Section 6.4(f).

“Notice of Superior Proposal” has the meaning set forth in Section 6.4(f).

“Order” means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

“Owned Real Property” means the parcels of real property owned in fee simple by the Company or any of its Subsidiaries together with all fixtures, buildings, structures and improvements thereon and all easements and other rights and interests appurtenant thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.5(b).

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other Transactions.

“Participant” means any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries.

“Partnership” means any partnership, joint venture or similar entity in which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” has the meaning set forth in Section 4.11(a).

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Personally Identifiable Information” means any information that, alone or in combination with other information held by the Company or any its Subsidiaries, can be used to specifically identify a Person.

“Post-Signing Returns” has the meaning set forth in Section 6.11(a)(i).

“Proxy Statement” has the meaning set forth in Section 2.3(b).

“Qualified Go-Shop Bidder” means any Person or group of Persons from whom the Company or any of its Representatives receives a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines, prior to the No-Shop Period Start Date, in good faith, after consultation with the Company’s financial and legal advisors, constitutes, or is reasonably expected to lead to, a Superior Proposal.

“Qualifying Transaction” means any acquisition, directly or indirectly in one transaction or a series of transactions, of (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifty percent (50%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute fifty percent (50%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Registered Intellectual Property” means any (i) patents and patent applications (including provisional applications), (ii) registered trademarks and applications to register trademarks (including intent-to-use applications), (iii) registered copyrights and applications for copyright registration, (iv) domain names and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Release” means any release, spill, emission, emptying, escaping, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, leaching, or migration, through or into the Environment.

“Representatives” has the meaning set forth in Section 6.3.

“SEC” means the United States Securities and Exchange Commission.

“Section 4.8(a) Contract” has the meaning set forth in Section 4.8(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Rules” means the rules and regulations, including listing standards, of the NASDAQ Global Market or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded.

“Special Meeting” has the meaning set forth in Section 2.3(a).

“Stockholder Parties” has the meaning set forth in the Recitals.

“Subsidiary” means, as to any Person, any company, corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any bona fide written offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) that, if accepted, would result in such Person (or its stockholders) owning, directly or indirectly, a majority of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be (i) more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all of the terms and conditions of such offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer, including pursuant to Section 6.4(f), or otherwise)) and (ii) reasonably likely to be consummated without undue delay relative to the Transactions, taking into account all financial, legal, regulatory and other aspects of such offer.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax-Related Agreements” has the meaning set forth in Section 6.11(a)(ix).

“Tax Returns” means all federal, state, local and foreign returns, declarations, statements, reports, forms and information returns filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all federal, state, local and foreign taxes, and other assessments or charges of any nature whatsoever imposed by a Taxing Authority (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Trademarks” has the meaning set forth in the definition of the term “Intellectual Property”.

“Transactions” has the meaning set forth in the Recitals.

“United States” means the United States of America.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN” has the meaning set forth in Section 4.16(g).

Section 1.2 Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

When used in reference to information or documents, the words “made available to Parent”, “made available to Merger Sub” or similar words mean that the information or documents referred to have been made available to Parent prior to and through the date hereof in the electronic data room maintained by the Company or have been publicly filed as part of the Filed SEC Reports.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

Article II

The Merger

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), at the offices of Jackson Walker L.L.P., Bank of America Plaza, 901 Main Street, Suite 6000, Dallas,

Texas 75202, unless another time, date or place is agreed to in writing by the parties hereto. Subject to the satisfaction or waiver of the conditions set forth in Article VII, on the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

Section 2.3 Meeting of Stockholders to Approve the Merger.

(a) Subject to Section 6.4(f), the Company shall, in accordance with applicable Law, the Company Charter, the Company Bylaws and applicable Securities Exchange Rules, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and voting on the matters requiring the Company Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Special Meeting (provided that the Company is using commercially reasonable efforts to obtain such a quorum as promptly as practicable) and (ii) the Company may postpone or adjourn the Special Meeting to the extent required by applicable securities Laws. The Company and Parent shall cooperate with one another in setting a mutually acceptable date for the Special Meeting.

(b) As promptly as practicable after the date hereof and in no event later than twenty (20) calendar days after the date hereof, the Company shall prepare and file with the SEC a proxy statement relating to this Agreement and the Transactions, including the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”), and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and the Exchange Act. The Company will (i) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date hereof and (ii) unless the Company Board has made a Change in Recommendation, solicit the Company Stockholder Approval. Parent will provide the Company with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 2.3(b). The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any such comments of the SEC. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) absent a reasonable objection, shall include in such document or response all comments proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review. The Proxy Statement shall include the Company Board Recommendation unless the Company Board has delivered a Notice of Adverse Recommendation at least five (5) Business Days prior to the mailing of the Proxy Statement.

(c) If at any time prior to the Special Meeting any fact or event relating to Parent or Merger Sub or any of their Affiliates that should be set forth in an amendment or supplement to the Proxy Statement should occur or be discovered by Parent or Merger Sub, Parent or Merger Sub shall, promptly after becoming aware thereof, inform the Company of such fact or event.

Article III

Conversion of Shares

Section 3.1 Conversion of Company Common Stock.

(a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $12.50 in cash, payable to the holder thereof, without any interest thereon (the “Merger Consideration”).

(b) Each share of common stock, par value one cent ($0.01) per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock of the Surviving Corporation.

(c) All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub or any other Subsidiary of Parent or The Home Depot, Inc. immediately prior to the Effective Time shall, at the Effective Time, automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Company Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Company Common Stock (the “Certificates”) in each case shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Company Common Stock held by them.

Section 3.2 Exchange of Certificates and Book Entry Shares.

(a) At or prior to the Closing, Parent shall deliver, in trust, to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled pursuant to Section 3.1(c) and (ii) Dissenting Shares), sufficient funds for timely payment of the aggregate Merger Consideration (such cash hereinafter referred to as “Consideration Fund”).

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares of Company Common Stock were converted into the right to receive Merger Consideration pursuant to Section 3.1(a): (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity) or transfer of the Book Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall present proper evidence of transfer and pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that no investment of the Consideration Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Earnings on the Consideration Fund in excess of the amounts payable to Company stockholders shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of shares of Company Common Stock immediately prior to the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the applicable former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof (if any).

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof (if any).

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3 Shares of Dissenting Stockholders.

(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent or demands for appraisal of any shares of Company Common Stock to Parent, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to each such dissent or demand. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent or demand, or agree to do any of the foregoing. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent.

(b) If any stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s shares of Company Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(a).

Section 3.4 Treatment of Stock Options.

(a) Subject to consummation of the Merger, immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock, whether or not vested or exercisable prior to or as a result of the consummation of the Merger (the “Company Stock Options”), shall be accelerated in full so that each such Company Stock Option becomes fully vested and exercisable. Subject to consummation of the Merger, at the Effective Time, each Company Stock Option outstanding, without regard to the identity of the holder, as of such time shall be cancelled, and each such Company Stock Option that has a per share exercise price lower than the Merger Consideration shall be automatically converted into the right to receive an amount in cash (less applicable withholding) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock that would have been issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Company Stock Option. For the avoidance of doubt, no amount shall be payable in respect of Company Stock Options with an exercise price per share in excess of the Merger Consideration.

(b) Prior to the Effective Time, the Company shall take all corporate or other actions (including obtaining any required consents from holders of outstanding Company Stock Options) necessary to effectuate the treatment of the Company Stock Options as contemplated by this Section 3.4 and to ensure that no holder of Company Stock Options, and no other participant in any Company Equity Plan, shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 3.4. As soon as practicable following the Effective Time, Parent or the Surviving Corporation shall pay the amounts due and payable under this Article III to the holders of outstanding Company Stock Options. All amounts payable pursuant to this Section 3.4 shall be paid without interest.

Section 3.5 Withholding Tax. Each of Merger Sub, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct or withhold from the consideration payable to any Person pursuant to this Agreement such amounts required to be deducted or withheld with respect to such payment under the Code or any other applicable Tax Law. If Merger Sub, the Surviving Corporation, Parent or the Paying Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Sub, the Surviving Corporation, Parent or the Paying Agent, as the case may be, made such deduction or withholding.

Section 3.6 Tax Treatment. Parent, Merger Sub and the Company agree and acknowledge that the Merger will be treated as a taxable purchase of the outstanding shares of Company Common Stock for the Merger Consideration (and not as a “reorganization”, within the meaning of Section 368(a) of the Code) for United States federal income Tax purposes.

Article IV

Representations and Warranties of the Company

Except as disclosed in the reports and other documents filed by the Company with the SEC since January 1, 2010 and prior to the date hereof (other than any disclosures therein under the caption “Risk Factors” and any other disclosures therein of risks that are predictive or forward-looking in nature) (such reports and documents, the “Filed SEC Reports”) and, subject to Section 9.4, except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of its certificate of incorporation (the “Company Charter”) and bylaws, as amended (the “Company Bylaws”), and the organizational documents of each of its Subsidiaries, in each case, as in effect on the date hereof, and neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or other organizational documents.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock, par value $0.001 per share, of which 7,470,474 are issued and outstanding as of August 2, 2012 and (ii) 1,000,000 shares are preferred stock, par value $0.001 per share, none of which are issued or outstanding on the date hereof. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, other than pursuant to the Company Equity Plans, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all outstanding Company Stock Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting and forfeiture schedules thereof and, to the extent permitted by applicable Law, individually identifying information regarding the holders thereof. There are no outstanding Company Restricted Stock Awards. All Company Stock Options are evidenced by stock option agreements or other award agreements, the forms of which have been made available to Parent, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting or forfeiture schedules and expiration date applicable thereto and, except for such differences, no stock option agreement or other award agreement contains material terms that are inconsistent with, or in addition to, such forms. Each grant of Company Stock Options was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents; the award agreement governing such grant (if any) was (i) duly executed and delivered by each party thereto or (ii) granted subject to customary electronic acknowledgement; such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws, including the Securities Exchange Rules; the per share exercise price of each grant of Company Stock Options was equal to the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date; and such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. There are no shares of Company Common Stock that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company. Each Company Stock Option may, by its terms, be treated at the Effective Time as set forth in Section 3.4.

(c) Section 4.2(c) of the Company Disclosure Schedule lists as of the date hereof each of the Subsidiaries of the Company and, for each Subsidiary, the address and jurisdiction of incorporation or formation of such Subsidiary.

(d) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances. There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party.

(e) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and, except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

Section 4.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (i) violate any provision of the Company Charter or the Company Bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than (A) the filing of the Certificate of Merger, (B) filings required by and the expiration of applicable waiting periods pursuant to the HSR Act and other Antitrust Laws, (C) applicable requirements of the Securities Exchange Rules, and (D) applicable requirements of and filings with the SEC under the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”); except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the Company’s ability to consummate the Merger or any of the other Transactions.

Section 4.5 SEC Reports; Disclosure Controls and Procedures.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2009 (collectively, together with any exhibits and schedules thereto and other information incorporated herein, the “Company SEC Documents”). As of their respective filing dates (and as of the date of any amendment), the Company SEC Documents (i) complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration statement or amendment became effective, did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the financial statements (including the related notes) of the Company included or incorporated by reference in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Since the Balance Sheet Date, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Filed SEC Reports or after the date hereof as may be required by GAAP or applicable Law.

(b) Since January 1, 2009, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurances that (a) transactions are executed only in accordance with management’s authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals to prevent or timely detect the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. Based on the Company’s management’s most recently completed evaluation of the Company’s internal controls over financial reporting prior to the date hereof, the Company (x) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) does not have any Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has complied and is in compliance in all material respects with all applicable certification, internal control and other requirements and provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Section 4.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (a) liabilities and obligations incurred in the ordinary course of business since March 31, 2012 (the “Balance Sheet Date”), (b) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (c) performance obligations pursuant to the terms of the Contracts set forth in Section 4.8 or 4.12(b) of the Company Disclosure Schedule and (d) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Partnership or any similar Contract or arrangement where the result, purpose or intended effect thereof is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements or in the Company SEC Documents.

Section 4.7 Absence of Certain Changes. Except as expressly permitted or contemplated by this Agreement, since the Balance Sheet Date through the date hereof, the Company (i) has not suffered a Company Material Adverse Effect and (ii) has not taken any action that would be prohibited by Section 6.1(a)(i) through Section 6.1(a)(xv) if taken after the date hereof.

Section 4.8 Material Contracts.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

(i) that would be required to be filed by the Company pursuant to Item 601(b) of Regulation S-K of the SEC;

(ii) that (A) contains any non-competition, exclusivity or other agreement that (x) materially limits the ability of the Company and its Subsidiaries taken as a whole or (y) limits in any respect the ability of the Company’s Affiliates (other than the Company’s Subsidiaries), in each case, to compete or engage in any activities in any line of business, in any geographic area or with any person, (B) restricts the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of (x) the

Company and its Subsidiaries taken as a whole in any material respect or (y) any of the Company’s Affiliates (other than the Company’s Subsidiaries) in any respect, (C) contains a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries, (D) requires the Company or its Subsidiaries to license to third parties any of their products, (E) grants or obligates the Company or any of its Subsidiaries to grant any right to any third party for the distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product or Intellectual Property that involves payments to or from the Company or any of its Subsidiaries in excess of $100,000 on an annual basis, (F) is not terminable at-will by the Company or its Subsidiaries without any liability to the Company or any of its Subsidiaries in excess of $150,000 or (G) requires or obligates the Company or any of its Subsidiaries to purchase or sell specified minimum amounts of any product for the benefit of any third party;

(iii) that creates a Partnership;

(iv) that would, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions; or

(v) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other similar agreement, other than intercompany agreements, intercompany guarantees or trade credit incurred in the ordinary course of business consistent with past practice.

(b) Section 4.8(b) of the Company Disclosure Schedule sets forth a true and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party to or bound and which is in effect as of the date hereof:

(i) all Contracts with any stockholder, current or former officer or director or Affiliate of the Company or any of its Subsidiaries;

(ii) any Benefit Agreement that (A) is not terminable at-will by the Company or its Subsidiaries without any liability to the Company or any of its Subsidiaries or (B) provides for severance payments in excess of $25,000 in the aggregate;

(iii) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or consummation of the Transactions;

(iv) all Contracts providing for the marketing or development of leads for the Company’s products and services that individually involve payments to or from the Company or any of its Subsidiaries in excess of $100,000 on an annual basis;

(v) all Contracts relating to the acquisition or disposition of any business, or other capital stock, or other equity interest in, or all or a material portion of the assets of, any Person to which the Company or any of its Subsidiaries has any material ongoing obligation or rights;

(vi) all Contracts (excluding work orders and purchase orders entered into in the ordinary course of business consistent with past practice) with any Governmental Entity and all powers of attorney, designation of agents or other Contracts under which the Company or any of its Subsidiaries has authorized another Person to enter into Contracts or incur obligations in the name of or on behalf of the Company or represent the Company before any Governmental Entity;

(vii) all Contracts pursuant to which the Company provides products or services through or utilizing a subcontracting or similar arrangement;

(viii) all Contracts that individually involve payments to or from the Company or any of its Subsidiaries in excess of $150,000 on an annual basis (excluding work orders and purchase orders submitted in the ordinary course of business consistent with past practice); and

(ix) any commitment to enter into any of the foregoing.

(c) Section 4.8(c)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all executory Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any current or former Participant (or Affiliate of a current or former Participant), on the other hand, other than consulting agreements. Section 4.8(c)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all executory Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any current consultant, on the other hand, other than any such Contracts entered into in the ordinary course of business and that individually involve payments to or from the Company or any of its Subsidiaries less than $100,000 on an annual basis.

(d) Each such Contract described in Section 4.8(a) is referred to herein as a “Section 4.8(a) Contract” and each such Section 4.8(a) Contract and each such Contract described in Section 4.8(b) (in each case, (i) whether or not set forth in Section 4.8(a) or 4.8(b) of the Company Disclosure Schedule and (ii) including any Contract entered into after the date hereof in accordance with the terms of this Agreement that would be a Section 4.8(a) Contract or required to be set forth in Section 4.8(b) of the Company Disclosure Schedule if it had been entered into as of the date hereof) is referred to herein as a “Material Contract.” True and complete copies of each Material Contract have been made available to Parent (or, if verbal, a written summary of the material terms of such Material Contract has been made available to Parent).

(e) Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity, and is in full force and effect, and the Company has performed all obligations required to be performed by it under each Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company (i) is not in violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except, in the case of this clause (i), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) as of the date hereof, has not received written notice of any material violation of or default of any such obligation (or any such condition), and (iii) following the date hereof, will not have received notice of any violation of or default of any such obligation (or any such condition), except, in the case of this clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Benefit Plans and Benefit Agreements.

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code or the Company has received an opinion letter from the Internal Revenue Service with respect to the compliance in form of such Benefit Plan documents with Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Benefit Plan or related trust. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions. To the Knowledge of the Company, with respect to each Benefit Plan and Benefit Agreement, the Company has provided to participants all material communications or disclosures required by Law or by the terms of such Benefit Plan or Benefit Agreement.

(c) No Benefit Plan or employee benefit plan maintained by an ERISA Affiliate (i) is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer pension plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 4063 of ERISA) or (ii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law). Neither the Company nor any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code (each a “Commonly Controlled Entity”) has, within the prior six (6) years, sponsored, maintained, contributed to or been required to contribute to any such plan.

(d) Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has any announced plan or commitment to create any additional Benefit Plans which are intended to cover employees or former employees of the Company or any of its Subsidiaries or to amend or modify any existing Benefit Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries, or to create, amend or modify any Benefit Agreement.

(e) To the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Benefit Plans and Benefit Agreements (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan and any Benefit Agreement not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) the most recent summary plan description and any summary of material modification thereto.

(f) There are no investigations, examinations, audits or proceedings by any Governmental Entity with respect to or involving any Benefit Plan or any fiduciary thereof, and to the Knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any such investigation, examination, audit or proceeding. There are no actions, claims, suits or proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under any Benefit Plan or Benefit Agreement (except claims for benefits payable in the normal operation of the Benefit Plan or Benefit Agreement), and, to the Knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any such action, claim, suit or proceeding.

(g) With respect to each Benefit Plan, (i) (A) there has not occurred prior to the date hereof any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any of its Subsidiaries or any of their respective employees to any material liability and (B) following the date hereof, there will not occur any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any of its Subsidiaries or any of their respective employees to any liabilities that, in the case of this clause (i)(B), would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries nor any of their directors, employees or agents has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees to liability for breach of fiduciary duty under ERISA or any other applicable Law.

(h) Section 4.9(h) of the Company Disclosure Schedule discloses whether each Benefit Plan and each Benefit Agreement that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.

(i) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (i) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement or (iii) prohibit any Benefit Plan or Benefit Agreement from being amended or terminated.

(j) Except as would not reasonably be expected to give rise to material liability, the Company and each of its Subsidiaries have correctly classified each individual who performs services for the Company or any of its Subsidiaries as a common law employee, an independent contractor, or a leased employee, as applicable, in accordance with the provisions of each Benefit Plan, and in accordance with ERISA, the Code, and other applicable Laws.

(k) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code was, as of January 1, 2005, in good faith compliance with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder (together, the “409A Authorities”). Since December 31, 2008, each Nonqualified Deferred Compensation Plan has remained in documentary and operational compliance with the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Sections 280G and 409A of the Code)) or interest or penalty related thereto.

(l) Other than payments or benefits that may be made to the Persons listed in Section 4.9(l) of the Company Disclosure Schedule, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other Transaction (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(m) With respect to each Benefit Plan that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Effective Time which are not yet due have been made to each such employee pension benefit plan or accrued in accordance with GAAP. With respect to each Benefit Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), all premiums or other payments for all periods ending on or before the Effective Time have been paid or accrued in accordance with GAAP.

Section 4.10 Litigation. As of the date hereof, there is no material action, claim, suit, proceeding or governmental investigation (each, a “Legal Proceeding”) or Order pending or outstanding against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) following the date hereof, there will be no Legal Proceeding or Order pending or outstanding against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, in the case of this clause (b) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries (i) as of the date hereof, hold all material permits, licenses, exemptions, consents, certificates, authorizations, registrations, and other approvals from Governmental Entities required to operate their respective businesses as they are being conducted as of the date hereof (collectively, the “Permits”) and (ii) following the date hereof, will hold all Permits, except, in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties or any Permit. Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, environmental matters or labor and employment matters, which are addressed by the representations and warranties in Section 4.9, Section 4.13, Section 4.15, and Section 4.16, respectively.

(b) None of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, and, to the Knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or received any direct or indirect payments in violation of any Law (including the United States Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Law (including the United States Foreign Corrupt Practices Act), in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). As of the date hereof, no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(d) As of the date hereof, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the Knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury and no action, claim, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to any such sanctions pending or threatened.

Section 4.12 Intellectual Property and Information Security.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries, specifying in respect of each such item, as applicable: the owner of the item; the jurisdictions in which the item is registered, or in which any application for registration has been filed; the respective registration, publication or application number of the item; and the date of application, publication or registration of the item. All Registered Intellectual Property listed in Section 4.12(a) of the Company Disclosure Schedule is owned by, or is subject to an obligation of assignment to, the Company or one of its Subsidiaries free and clear of all pledges, liens (other than (i) outbound licenses under Company Intellectual Property set forth on Section 4.12(b) of the Company Disclosure Schedule and (ii) sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice) and security interests. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (1) all Registered Intellectual Property owned by the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 4.12(a) of the Company Disclosure Schedule, and all related necessary affidavits of continuing use, renewals and maintenance have been timely filed, and all related necessary maintenance fees have been timely paid to continue all such rights in effect; (2) the registered trademarks and trademark applications listed in Section 4.12(a) of the Company Disclosure Schedule are in full force and effect and have not lapsed, been abandoned or forfeited in whole or in part; and (3) none of the Trademarks listed in Section 4.12(a) of the Company Disclosure Schedule is the subject of any ongoing oppositions, cancellations or other Legal Proceedings.

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a list of (x) all material Contracts under which the Company or any of its Subsidiaries licenses from or to a third party Intellectual Property (other than software licenses for generally available software) and (y) all material Contracts that provide for co-existence arrangements with respect to any Intellectual Property, including covenants not to sue, in each case, that are used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (such Contracts being referred to as “License Contracts”). To the Knowledge of the Company, (i) each License Contract is valid and in full force and effect; (ii) each License Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Transactions; and (iii) neither the Company nor any of its Subsidiaries is in breach of any License Contract, except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) One or more of the Company and its Subsidiaries owns, licenses or otherwise has the right to use all material Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (the “Company Intellectual Property”), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Intellectual Property owned by the Company or any of its Subsidiaries is free and clear of all pledges, liens (other than (i) outbound licenses under Company Intellectual Property set forth on Section 4.12(b) of the Company Disclosure Schedule and (ii) sales and distribution Contracts and their associated product licenses entered into in the ordinary course of business consistent with past practice) and security interests, other than those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has infringed or is infringing (including with respect to the development, testing, manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products or services or in connection with their operations or of their respective Intellectual Property) the rights of any Person with regard to any Intellectual Property in a manner which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Company Material Adverse Effect. There is no pending action, claim, suit or proceeding in which the Company or any of its Subsidiaries has alleged that any Person or Persons has infringed or is or are infringing any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(e) There is no pending or, to the Knowledge of the Company, threatened, action, claim, suit or proceeding in which it is alleged that the Company or any of its Subsidiaries has infringed or otherwise violated, or is infringing or otherwise violating, the Intellectual Property rights of any third party (including with respect to the manufacture, use, distribution, marketing, or sale by the Company or its Subsidiaries of any products or services or to the operations of the Company or its Subsidiaries) nor, to the Knowledge of the Company, is any governmental investigation alleging any such infringement or violation pending or threatened. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim during the past three (3) years alleging any such infringement or violation, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Each of the Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their respective rights in all Company Intellectual Property owned by the Company or any of its Subsidiaries. To the Company’s Knowledge, all Persons who have created Company Intellectual Property (other than Company Intellectual Property that is licensed to the Company) have assigned to one or more of the Company and its Subsidiaries (or, in the case of any such patents or patent applications acquired by the Company or any of its Subsidiaries from any third party, to such third party) all of their rights therein, to the extent that such rights would not automatically vest with the Company or any of its Subsidiaries by operation of Law or otherwise.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, obligations for payment of monies currently due and payable by the Company or any of its Subsidiaries in connection with any option, right, license or interest relating to Intellectual Property (i) granted to the Company or any of its Subsidiaries, or (ii) granted by the Company or any of its Subsidiaries to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments), have been satisfied in a timely manner.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon, any Intellectual Property right.

(i) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws, contractual and other obligations, all of their terms of use and service agreements, and any privacy policies published by the Company and its Subsidiaries relating to (i) the privacy of users of the Company Sites or (ii) the collection, storage, use, transfer, sharing, disposal or any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner or maintained by third parties having authorized access to such information (collectively, all of the foregoing, the “Company Site Policies”). The execution, delivery and performance of this Agreement complies in all material respects with all applicable Laws relating to privacy and with the Company Site Policies published by the Company. Copies of all Company Site Policies published by the Company have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each such Company Site Policy and all materials distributed or marketed by the Company and its Subsidiaries have at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such policy or in any such materials has been in violation of any applicable Laws or, to the Company’s Knowledge, misleading or deceptive.

(j) The Company and each of its Subsidiaries have at all times taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to (i) protect the confidentiality of confidential information and trade secrets of the Company and its Subsidiaries or of any third party that has provided any confidential information or trade secrets to the

Company or its Subsidiaries, and (ii) ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Company’s Knowledge, there has been no loss, unauthorized access or misuse of Personally Identifiable Information, nor has the Company or any of its Subsidiaries experienced an event that requires it under applicable Law to provide notice to any third party or Governmental Entity of any loss or misuse of or unauthorized access to Personally Identifiable Information pursuant to applicable Laws.

(k) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect the information technology systems used in connection with the operation of their businesses. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of information technology systems. Without limiting the generality of the foregoing, the Company and its Subsidiaries, each, (i) represents and warrants that it has implemented and currently maintains appropriate security measures in accordance with 201 CMR 17.00: Standards for The Protection of Personal Information of Residents of the Commonwealth of Massachusetts; and (ii) represents and warrants that it is in compliance with the current PCI Data Security Standard (PCI DSS) in connection with the processing of credit, debit or other cardholder payment information, including portions thereof.

Section 4.13 Taxes.

(a) (i) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is a member have been filed, (ii) each such Tax Return was true, complete and correct in all material respects, (iii) the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes required to be paid, other than Taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes, and (iv) there are no material liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for property Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation, indemnification or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and any of its Subsidiaries or (ii) will terminate and have no further force or effect as of or prior to the Effective Time such that, after the Effective Time, neither the Company nor any of its Subsidiaries shall have any further rights or obligations under such agreement.

(c) As of the date hereof, (i) no Audits of the Company or any of its Subsidiaries are presently pending and neither the Company nor any of its Subsidiaries has received written notice of any Audits from any Taxing Authority, which Audits have not been previously resolved, and (ii) each deficiency resulting from any completed Audit of the Company or any of its Subsidiaries has been paid or is being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company’s financial statements (in accordance with GAAP) adequate to reflect such Taxes.

(d) Section 4.13(d) of the Company Disclosure Schedule sets forth a true and complete list of each United States federal income Tax Return of the Company and each of its Subsidiaries for which the relevant statute of limitations has not expired, and each state income Tax Return of the Company and each of its Subsidiaries for the calendar years ending December 31, 2009, 2010 and 2011. As of the date hereof, there is no currently effective agreement extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company or any of its Subsidiaries, nor has any written request been made for any such extension with respect to any material Tax Return.

(e) As of the date hereof, the Company and each of its Subsidiaries has complied in all respects with all applicable statutes, laws, ordinances, rules and regulations requiring the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any federal, state, local or foreign Law) and has in all respects, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Within the two (2) year period ending on the date hereof, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(g) As of the date hereof, no written claim has been made by any Taxing Authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that it is, or may be, subject to Tax by that jurisdiction, which claim has not previously been resolved.

(h) Neither the Company nor any of its Subsidiaries has ever engaged in any “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)(2)) or similar transaction under any state, local or foreign Law.

(i) The Company does not have any liability for Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 and similar provisions under any state, local or foreign Law or (ii) as a transferee or successor.

(j) Neither the Company nor any of its Subsidiaries has applied in writing for and not yet received a ruling or determination from a Taxing Authority.

Section 4.14 Title to Assets; Real Property.

(a) The Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; and all such assets, other than assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all pledges, liens and security interests, except for such pledges, liens or security interests that individually or in the aggregate have not materially interfered with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as currently conducted.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, complete and accurate list of the Owned Real Property. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used.

(c) Section 4.14(c) of the Company Disclosure Schedule includes a true, complete and accurate list of all Leased Real Property and all leases or subleases related to the Leased Real Property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). The Company has made available to Parent a true and complete copy of each such lease or sublease document, and in the case of any oral lease or sublease, a written summary of the material terms of such lease or sublease.

(d) The Company or a Subsidiary of the Company has good and marketable title to all of the Owned Real Property free and clear of all pledges, liens and security interests, except for such pledges, liens or security interests that individually or in the aggregate have not and would not reasonably be expected to have a Company Material Adverse Effect. The Company or a Subsidiary of the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. Other than the rights of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(e) As of the date hereof the Company (or one of its Subsidiaries, if such Subsidiary is identified as the lessee or tenant under a lease pertaining to the Leased Real Property disclosed on Section 4.14(c) of the Company Disclosure Schedule) has a valid leasehold interest in the Leased Real Property, free and clear of any pledges, liens and security interests, except for such pledges, liens or security interests that individually or in the aggregate have not and would not reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each lease or sublease is (A) legal, valid, binding, enforceable against the Company or one of its Subsidiaries, and, to the Knowledge of the Company, against the applicable lessor and (B) in full force and effect in all material respects;

(ii) the execution and delivery of this Agreement and the consummation of the Transactions does not require the consent of any other party to such lease or sublease, will not result in a breach of or default under such lease or sublease, or otherwise cause such lease or sublease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transactions;

(iii) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such lease or sublease has been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such lease or sublease; and

(iv) neither the Company nor any Subsidiary nor any other party to the lease or sublease is in breach or default under such lease or sublease in any material respect for which a notice of default has been given, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease or sublease for which a notice describing such event or circumstance has been given.

(g) The Owned Real Property and the Leased Real Property comprise all of the real property used or intended to be used by the Company and any of its Subsidiaries.

Section 4.15 Environmental.

(a) The Company and each of its Subsidiaries possess all Permits required under, and each is in material compliance with, all Environmental Laws. Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Permit required by the Company or any of its Subsidiaries under any Environmental Laws.

(b) None of the Company or any of its Subsidiaries has received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and, to the Knowledge of the Company, there is no fact or circumstance which could form the basis for the assertion of any claim against the Company or any of its Subsidiaries under any Environmental Law including CERCLA, or any similar Law with respect to any on-site or off-site location.

(c) None of the Company or any of its Subsidiaries has entered into or agreed to enter into any Order relating to compliance with Environmental Laws or the cleanup of Hazardous Materials.

(d) (i) None of the Company or any of its Subsidiaries has been in violation of or alleged to have been in violation of or (ii) subject to any Legal Proceeding pursuant to applicable Environmental Laws either now or any time during the past five (5) years, except, in the case of clause (i), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) None of the Company or any of its Subsidiaries is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law, or arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any plant, facility, site, area or property (including the Owned Real Property, the Leased Real Property and any plant, facility, site, area or property currently or previously owned or leased by the Company or any of its Subsidiaries) from which any Hazardous Materials were Released into the Environment or to which Hazardous Materials have been sent.

(f) The Company and its Subsidiaries have made available to the Parent true, correct and complete copies of all material reports, correspondence, memoranda and computer data relating to matters governed by or subject to Environmental Laws.

(g) To the Knowledge of the Company, none of the Company or any of its Subsidiaries manufactures or has ever manufactured any product containing asbestos.

(h) None of the Company or any of its Subsidiaries has paid any fine, penalty or assessment within the prior five (5) years with respect to Environmental Laws.

(i) To the Knowledge of the Company, no Owned Real Property or Leased Real Property, improvements or equipment included within the Leased Real Property or the assets necessary for the conduct of the business of the Company and its Subsidiaries contain any asbestos-containing materials, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other empty, discarded or abandoned containers used to store raw materials, products or waste on or under any such properties or assets.

(j) None of the Company or any of its Subsidiaries has imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Section 4.16 Labor Matters.

(a) As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened labor disputes, strikes, lockouts, requests for representation, union organization attempts, slowdowns or work stoppages involving the employees of the Company or any of its Subsidiaries, and since January 1, 2010, no such labor dispute, strike, lockout, request, attempt, slowdown or work stoppage has occurred.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union with respect to its employees, and since January 1, 2010, neither the Company nor any of its Subsidiaries has been a party to or bound by any such agreement or Contract. As of the date hereof, none of the employees of the Company or any of its Subsidiaries is represented by any labor union or similar organization with respect to their employment by the Company or such Subsidiary, and since January 1, 2010, none of the employees of the Company or any of its Subsidiaries has been represented by such a union or organization.

(c) As of the date hereof, there is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, and since January 1, 2010, there has not been any such practice or proceeding. Following the date hereof, there will be no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that would reasonably be expected to result in a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are, as of the date hereof, and have been, since January 1, 2010, in compliance in all material respects with applicable Laws respecting employment, employment practices, worker classification, occupational safety and health, labor relations, terms and conditions of employment and wages and hours. Following the date hereof, the Company and its Subsidiaries will be in compliance with applicable Laws respecting employment, employment practices, worker classification, occupational safety and health, labor relations, terms and conditions of employment and wages and hours, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(e) As of the date hereof, no Person, including any Governmental Entity, has made any claim or filed any suit, action, claim, proceeding or investigation, or to the Knowledge of the Company and, except as would not reasonably be expected to result in a Company Material Adverse Effect, has any claim or basis for any suit, action, claim, proceeding or investigation, against the Company or any of its Subsidiaries (i) arising out of any Law referenced in Section 4.16(d); (ii) alleging breach of any express or implied contract of employment; (iii) alleging wrongful termination of employment or service; (iv) claiming a right to indemnification from the Company or any of its Subsidiaries; (v) alleging that the Company or any of its Subsidiaries has improperly classified any individual as an independent contractor; or (vi) relating to discrimination in employment or employment practices or occupational safety and health standards (including The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans with Disabilities Act of 1990, the Texas Commission on Human Rights Act, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Family and Medical Leave Act of 1993, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, or Executive Order 11246 (all as amended)).

(f) Section 4.16(f) of the Company Disclosure Schedule, lists the names, location of employment, position, immigration status (e.g., H-1B, L-1A) and employment authorization expiration date of any employee of the Company or any of its Subsidiaries who is not either a legal permanent resident or a United States citizen. As used herein, the term “foreign national” means a person who is not a citizen of the United States. The Company and each of its Subsidiaries are in compliance in all material respects with all relevant provisions of the Immigration and Nationality Act, 8 U.S.C. Section 1101 et seq. and any other Laws, policies, guidance documents, judgments, decrees, injunctions, or agreements issued by any Governmental Entity or related to the employment of foreign nationals, including the obligation to retain a properly-executed Form I-9 for every active employee hired on or after November 6, 1986, and for every terminated employee for whom there remains a Form I-9 retention obligation under 8 U.S.C. Section 1324a. There are no unresolved past, pending or threatened administrative, regulatory or judicial actions, proceedings, investigations, obligations, liabilities, losses, decrees, judgments, penalties, fines, fees, demands, demand letters, Orders, directives, claims, or notices of noncompliance or violation relating in any way to the Company or any of its Subsidiaries or their businesses, in connection with the employment of foreign nationals.

(g) To the Company’s Knowledge, the Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and similar state Laws (collectively, “WARN”). The Company and its Subsidiaries have not given, and have not been required to give, any notice under WARN to any employee or taken any action that would constitute a “plant closing” or “mass layoff” as such terms are defined in WARN, in each case within ninety (90) days prior to the date hereof.

(h) None of the Company or any of its Subsidiaries are parties to any employee leasing, professional employer organization, or management services agreement with any Person.

(i) Correct and complete copies of all employee handbooks, manuals and policies have been delivered or made available to Parent by the Company.

Section 4.17 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary, other than Bryant Park Capital Securities, Inc. and Bryant Park Capital Valuation Services LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

Section 4.18 Inventory; Warranties.

(a) The Company’s inventory, both as of the date hereof and on the Closing Date, (i) is sufficient for the operation of the business of the Company and its Subsidiaries, taken as a whole, in the ordinary course and consistent with past practice, (b) consists of items that are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the ordinary course and consistent with past practice (subject to applicable reserves), and (d) is subject to reserves determined in accordance with GAAP, specifically including reserves for obsolescence and excess inventory. To the Knowledge of the Company, no previously sold inventory is subject to returns in excess of those historically experienced by the Company.

(b) The Company has conducted its business at all times in a manner that does not subject the Company or its business to any United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, or any other import/export controls in other countries.

(c) The Company and its Subsidiaries make no express warranty or guaranty as to goods sold, or services provided by, the Company or any of its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has no exposure to or liability under any such warranty (i) beyond that which is typically assumed in the ordinary course of business by companies or firms engaged in businesses comparable in kind, size and scope to the Company’s business or (ii) other than claims for warranties typically assumed by the Company and its Subsidiaries in the ordinary course of business consistent with past practice.

Section 4.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 4.20 Company Board Recommendation. The Company Board has unanimously adopted resolutions effecting the Company Board Recommendation. As of the date hereof, the Company Board Recommendation has not been amended, rescinded or modified.

Section 4.21 Proxy Statement.

(a) The Proxy Statement when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 4.21 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

Section 4.22 Interested Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation and employment arrangements or any Company Equity Plans) with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the outstanding Company Common Stock, or director or executive officer of the Company. No event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23 Opinion of Financial Advisor. The Company Board has received from Bryant Park Capital Valuation Services LLC, an affiliate of the Company’s financial advisor, Bryant Park Capital Securities, Inc., an opinion (the “Fairness Opinion”), dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub or any other direct or indirect Subsidiary of Parent) pursuant to the Merger is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date hereof for information purposes only.

Section 4.24 State Takeover Statutes. The Company Board has unanimously approved the terms of this Agreement, the Voting Agreement and the consummation of the Merger and the other Transactions, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Voting Agreement, the Merger and the other Transactions, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Voting Agreement, the Merger and the other Transactions. No other state takeover statute or similar state statute or regulation applies to this Agreement, the Voting Agreement, the Merger or the other Transactions.

Section 4.25 Relationships with Distributors and Suppliers. Between January 1, 2011 and the date hereof, no distributor or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or threatened in writing, to terminate its relationship with the Company or its applicable Subsidiary, or, between January 1, 2011 and the date hereof, decreased or limited in any material respect, or provided written notice to the Company or any of its Subsidiaries of its intent, or threatened in writing, to decrease or limit in any material respect, its purchases from, sales to or distribution activity with respect to the Company or any of its Subsidiaries.

Section 4.26 Insurance. Section 4.26 of the Company Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers compensation, directors and officers liability, automobile, title, warehouse and other forms of insurance owned or held by the Company or any of its Subsidiaries (or their respective assets or business) with policy periods in effect as of the date hereof, and the Company has heretofore provided or made available to Parent a complete and accurate copy of all such policies. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company under such policies, and there is no existing default or violation (or any condition that with the giving of notice or lapse of time or both would cause such default or violation) under any such insurance policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Article V

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the certificate of incorporation and bylaws of Parent and Merger Sub, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action of Parent and Merger Sub (the written consent of the sole stockholder of which has not been modified or revoked), and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions will not, (i) violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to Parent, any of its

Subsidiaries or any of their properties or assets or (iv) other than (A) the filing of the Certificate of Merger, (B) filings required by and the expiration of applicable waiting periods pursuant to the HSR Act and other Antitrust Laws, (C) applicable requirements of the Securities Exchange Rules, and (D) applicable requirements of and filings with the SEC under the Exchange Act, require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Information Supplied. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (it being understood that no representation or warranty is made by Parent or Merger Sub with respect to any other information contained in the Proxy Statement, including any supplement or amendment thereto).

Section 5.5 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.6 Sufficient Funds. Parent has, and as of the Closing will have, sufficient immediately available funds to pay when due the aggregate Merger Consideration and to pay when due all of its fees and expenses related to the Transactions.

Section 5.7 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective Affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as such term is defined in Section 203 of the DGCL (other than as contemplated by this Agreement or the Voting Agreement).

Section 5.8 Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub, confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

Article VI

Covenants

Section 6.1 Interim Operations of the Company.

(a) Other than (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth on Section 6.1(a) of the Company Disclosure Schedule, from and after the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VIII, the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary and usual course of business in all material respects consistent with past practice and use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) maintain their relationships with material suppliers and distributors. Without limiting the generality of the foregoing, other than (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1(a) of the Company Disclosure Schedule, from and after the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VIII, neither the Company nor any of its Subsidiaries will:

(i) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii) except for Company Common Stock to be issued or delivered pursuant to Company Stock Options in accordance with their terms on the date hereof issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries (including “phantom” rights and stock appreciation rights), or (B) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, Company Stock Options, Company Restricted Stock Awards or other securities of the Company or any of its Subsidiaries;

(iv) split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any Company Common Stock, or any other securities of the Company or any of its Subsidiaries or otherwise make any payments to stockholders in their capacity as such (other than the declaration, setting aside or payment from a wholly owned Subsidiary of the Company to the Company and the declaration and payment of quarterly cash dividends by the Company to the holders of Company Common Stock in such amount and manner as set forth in Section 6.1(a)(iv) of the Company Disclosure Schedule);

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Transactions;

(vi) directly or indirectly acquire (A) by purchase, merger or otherwise, any business or equity interest of any Person or (B) any asset or assets, except for new capital expenditures, which shall be subject to the limitations of clause (viii) below, and except for purchases of assets which, individually, are less than or equal to $100,000 or, in the aggregate, are less than or equal to $250,000;

(vii) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or dispose of any of its properties or other assets or any interests therein, except for sales or dispositions of inventory, used or obsolete equipment or scrap materials in the ordinary course of business consistent with past practice and any of the foregoing which, individually, are less than or equal to $100,000 or, in the aggregate, are less than or equal to $250,000;

(viii) make any new capital expenditure or other expenditures (including in respect of research and development), other than those which, individually, are less than or equal to $100,000 or, in the aggregate, are less than or equal to $250,000;

(ix) incur any indebtedness for borrowed money in addition to that incurred as of the date hereof, or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any wholly owned Subsidiary of the Company, (B) to employees in respect of travel or other expenses in the ordinary course of business consistent with past practice or (C) borrowings under the Company’s credit facility or trade payables incurred in the ordinary course of business in a total amount for this clause (C) not exceeding $250,000 in the aggregate;

(x) except as required by the terms of any Benefit Plan or Benefit Agreement, (A) increase the compensation or benefits, or pay any bonus to, any Participant, (B) grant any Participant change of control, severance, retention or termination compensation or benefits, or any increase therein, (C) enter into, amend or terminate any Benefit Agreement, (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Benefit Plan (including any Company Stock Option, Company Restricted Stock Award or other award thereunder), (E) accelerate the time of payment or vesting of any rights or benefits, or make any material determinations, under any Benefit Plan or Benefit Agreement, (F) pay any amount or benefit under, or grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Benefit Plan or Benefit Agreement (including the grant of Company Stock Options, Company Restricted Stock Award or other equity or equity based awards or the removal or modification of any restrictions in any Benefit Agreement or Benefit Plan or awards made thereunder) or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, Contract or arrangement or Benefit Plan or Benefit Agreement;

(xi) change in any material respect any of the financial accounting methods used by the Company unless required by GAAP or applicable Law;

(xii) (A) enter into any Material Contract or (B) except as permitted pursuant to Section 6.4, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so modified, amended, terminated, waived, released, assigned or not exercised or pursued would reasonably be expected to (x) have Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Merger or any of the other Transactions;

(xiii) except as required by applicable Law, (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of the foregoing (x) that are covered by existing insurance policies, (y) that individually, are less than or equal to $100,000 or, in the aggregate, are less than or equal to $250,000 or (z) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reserved against in the most recent financial statements of the Company included in the Filed SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness owing to the Company or any of its Subsidiaries, (C) waive or assign any claims or rights of substantial value (other than in connection with the settlement of delinquent accounts receivable in the ordinary course of business consistent with past practice), (D) except as permitted pursuant to Section 6.4, waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(xiv) sell, transfer or license to any Person or adversely amend or modify any rights to any Company Intellectual Property; or

(xv) enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (a) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becoming untrue or (b) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party (and, in the case of Parent, by Merger Sub) with any Governmental Entity in connection with this Agreement, the Merger and the other Transactions, other than the portions of such filings that include confidential information not directly related to the Transactions.

Section 6.3 Access to Information. From and after the date hereof, the Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent and Merger Sub reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege.

Section 6.4 Board Recommendation; Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on September 5, 2012 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right, under the direction of the Company Board or any committee thereof, to, directly or indirectly: (i) initiate, solicit, facilitate and encourage Acquisition Proposals, including by way of contacting third parties, public disclosure and providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall within twenty-four (24) hours provide to Parent any information that is provided to any Person given such access which was not previously provided to Parent or its Representatives; (ii) enter into, engage in and maintain discussions or negotiations with respect to Acquisition Proposals and (iii)

otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations. Within twenty-four (24) hours after the Company’s receipt of a request to notify from Parent, the Company shall notify Parent in writing of the identity of each Qualified Go-Shop Bidder (if any), provide a description of the status of any discussions with such Qualified Go-Shop Bidder and provide to Parent an unredacted copy of any written (or a written summary of the material terms of any non-written) Acquisition Proposal, including any financing commitments (including redacted fee letters) relating thereto. During the Go-Shop Period, Parent shall use its commercially reasonable efforts to make its authorized representatives available, during normal business hours and upon reasonable notice, to respond to the questions of a Qualified Go-Shop Bidder concerning the Company’s current commercial relationship with Parent and its Affiliates; provided, however, that nothing herein shall require Parent to disclose any information to a Qualified Go-Shop Bidder if such disclosure would, in the reasonable judgment of Parent, (x) reveal trade secrets or commercially sensitive information of Parent or its Affiliates, (y) violate applicable Law or the provisions of any agreement to which Parent or any of its Affiliates is a party or (z) jeopardize any attorney-client or other legal privilege. Nothing in this Agreement shall be deemed to authorize or consent to the disclosure of, and the Company and each of its Subsidiaries agree not to disclose to any Person (including to any Qualified Go-Shop Bidder) and agree to keep confidential, any confidential commercial arrangements among Parent or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(b) From and after 12:00 a.m. (Eastern time) on September 6, 2012 (the “No-Shop Period Start Date”), the Company will not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective officers, directors, employees and other Representatives to, directly or indirectly (i) initiate, solicit, or take any action to knowingly facilitate or knowingly encourage any Acquisition Proposal, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any information or data to any Person or afford any Person other than Parent or its Representatives access to its properties, books, or records, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL or (vi) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Merger. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.4(b) by the Company. From and after the No-Shop Period Start Date, the Company will, and will direct its Representatives to, (A) immediately cease and cause to be terminated all discussions and negotiations with any Person regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal and (B) promptly after the date hereof request the prompt return or destruction of all confidential information previously provided to any such Person(s) within the last twelve (12) months. Notwithstanding the commencement of the obligations of the Company under this Section 6.4(b), from and after the No-Shop Period Start Date through September 15, 2012 (the “Cutoff Date”), the Company may continue to engage in the actions described in clause (ii) and clause

(iii) of Section 6.4(a) with a Qualified Go-Shop Bidder (for so long as such Person or group is a Qualified Go-Shop Bidder). Notwithstanding the foregoing, a Person or group shall cease to be a Qualified Go-Shop Bidder when such Person or group, as of the No-Shop Period Start Date, ceases to provide (directly or indirectly) at least 50% of the equity financing (measured by voting power and value) of such Person or group at any time following the No-Shop Period Start Date and the Company receives notice or knowledge thereof.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives a bona fide written unsolicited Acquisition Proposal on or after the No-Shop Period Start Date that did not result from a breach of this Section 6.4, the Company and the Company Board may participate in discussions or negotiations with, or furnish any information to, any Person or Persons (but only after any such Person or Persons enter into an Acceptable Confidentiality Agreement) making such Acquisition Proposal and their respective Representatives and potential sources of debt financing, if prior to Company Stockholder Approval (i) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal (it being agreed that, so long as the Company, its Subsidiaries and its and their Representatives have otherwise complied with this Section 6.4, the Company Board may correspond in writing with any Person making such a written Acquisition Proposal to request the clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal) and (ii) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided that all such information so furnished has been previously provided to Parent or is provided to Parent substantially concurrent with it being so furnished to such Person or its Representatives.

(d) The Company Board shall not take any of the actions referred to in Section 6.4(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and after taking such action the Company shall continue to advise Parent on a current basis of the status and terms of any discussions and negotiations relating thereto. In addition, after the date hereof and including during the Go-Shop Period, the Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of any Acquisition Proposal, the financial and other material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. The Company shall (i) keep Parent fully informed of the status and material details (including any change to the terms thereof) of any such Acquisition Proposal and any substantive discussions and any negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt or delivery thereof copies of all correspondence and other written material (including all draft agreements and any comments thereon) relating to any such Acquisition Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making an Acquisition Proposal (or its Representatives), on the other hand.

(e) Subject to Section 6.4(f) and Section 6.4(g), neither the Company Board nor any committee thereof shall, directly or indirectly, (A)(i) withdraw (or modify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or so modify), the Company Board Recommendation, (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal or, after the No-Shop Period Start Date (or after the Cutoff Date with respect to any Qualified Go-Shop Bidder), take any action or make any statement inconsistent with the Company Board Recommendation or (iii) in the event of a tender offer or exchange offer for any outstanding Company Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by its stockholders shall constitute a failure to recommend against any such offer) (any action described in clauses (i)-(iii) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (ii) requiring it to abandon, terminate, or fail to consummate the Transactions.

(f) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law (x) make a Change of Recommendation or (y) in response to a Superior Proposal that did not result from a breach of this Section 6.4, cause the Company to terminate this Agreement and concurrently with or after such termination, cause the Company to enter into an acquisition agreement with respect to a Superior Proposal; provided, however, that no Change of Recommendation may be made that relates to an Acquisition Proposal unless such Acquisition Proposal constitutes a Superior Proposal and; provided further that (1) no Change of Recommendation may be made and (2) no termination of this Agreement pursuant to this Section 6.4(f) may be made, in each case (A) until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change of Recommendation (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.4(f) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company Board is a Superior Proposal, the terms and conditions of, and attaching the most current version of the proposed agreement under which, any such Superior Proposal is proposed to be consummated (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new five (5) Business Day period) and (B) unless Parent does not make, within five (5) Business Days after its receipt of a Notice of Adverse Recommendation or Notice of Superior Proposal, an offer that is at least as favorable to the Company’s stockholders as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new five (5) Business

Day period). The Company agrees that, during the five (5) Business Day period prior to (i) the Company Board making a Change of Recommendation or (ii) the termination of this Agreement by the Company pursuant to this Section 6.4(f), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent. In determining whether to make a Change of Recommendation or to cause the Company to terminate this Agreement pursuant to this Section 6.4(f), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.

(g) Nothing contained in this Section 6.4 shall prohibit the Company Board from (i) complying with Rule 14d-9 or Rule 14e-2(a), promulgated under the Exchange Act with regard to an Acquisition Proposal so long as any position taken or statement made to so comply is consistent with this Section 6.4; provided that any such position taken or statement made that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

Section 6.5 Employee Benefits.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the termination of the employee’s employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) other than Company Continuing Employees that have entered into individual arrangements, with base salary, incentive compensation opportunities, and employee benefits that are, substantially in the aggregate, no less favorable than the base salary, incentive compensation opportunities, and employee benefits provided by the Company and its Subsidiaries on the date of this Agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time.

(c) Parent shall or shall cause the Surviving Corporation to take commercially reasonable efforts to maintain the Company’s group health plans through the end of the calendar year in which the Effective Time occurs. Parent shall waive or shall cause the Surviving Corporation of any of their Subsidiaries to waive limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Continuing Employees to the extent such limitations were not applicable to such Company Continuing Employees under the comparable Benefit Plans as of the time immediately preceding the Closing.

(d) The parties hereto acknowledge and agree that the terms set forth in this Section 6.5 (i) shall not confer upon any employee of the Company or any other Person any rights, remedies, obligations, or liabilities, including any right to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries, or rights to compensation or benefits of any nature or kind whatsoever, and (ii) shall not limit the right of Surviving Corporation, Parent or any of their respective Subsidiaries to terminate any Company Continuing Employee after the Effective Time or to modify the terms or conditions of any Company Continuing Employee’s employment or benefits.

(e) The Company shall adopt resolutions terminating, effective no later than the day prior to the Closing Date, any Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plan”). At the Closing, the Company shall provide to Parent (a) executed resolutions of the Board of Directors of the Company authorizing such termination, and (b) an executed amendment to the Company 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Company 401(k) Plan will be maintained at the time of termination.

(f) The Company shall adopt resolutions terminating, effective no later than the Closing the Company Equity Plans and the Executive Management Cash Bonus Plan. At the Closing, the Company shall provide to Parent executed resolutions of the Board of Directors of the Company authorizing such terminations.

(g) Prior to the Closing, the Company shall take the actions specified on Section 6.5(g) of the Company Disclosure Schedule.

Section 6.6 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except (a) as may be required by Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before making any such public announcements, and (b) with respect to Parent, for any customary disclosures resulting from the status of Parent’s Affiliate, The Home Depot, Inc., as a publicly-traded company; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company Board has effected a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.4(g).

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter, Company Bylaws or the certificate of incorporation, bylaws or other organizational documents of the Company’s Subsidiaries or any indemnification agreement between an Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or as amended or entered into prior to the Effective Time with the consent of Parent) and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years after the Effective Time or, if longer, for such period as is set forth in any applicable indemnification agreement with an Indemnified Party in effect on the date of hereof, and, with respect to any Legal Proceeding commenced during either such period, until the final disposition of such Legal Proceeding. The certificate of incorporation and bylaws of the Surviving Corporation shall maintain in effect for not less than six (6) years after the Effective Time the provisions with respect to indemnification and advancement of expenses set forth in the Company Charter and Company Bylaws as amended, restated and in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore made available to Parent) (collectively, the “Insured Parties”) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligations under this Section 6.7(b), Parent shall not be obligated to pay aggregate annual premiums in excess of 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement and in the event the cost of such coverage shall exceed that amount, Parent shall be obligated to obtain as much coverage for not less than six (6) years from the Effective Time as may be obtained for such amount.

(c) This Section 6.7 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 State Takeover Laws. The Company Board shall take all action reasonably necessary to render any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law that becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Transaction, inapplicable to the foregoing.

Section 6.9 Commercially Reasonable Efforts.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) Business Days after the date hereof) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, or any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”). The parties shall consult, coordinate and cooperate with, and give due consideration to all reasonable additions, deletions, or changes suggested by the other party in connection with, making any filing of any form, application, report or other submission in connection with or relating to such Antitrust Laws. Without limiting the foregoing, each of the parties hereto agrees to use its commercially reasonable efforts to (i) keep the other party informed of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Transactions and (ii) provide each other with copies of all material written communications to or from any Governmental Entity relating to any Antitrust Laws (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals submitted to any such Governmental Entity). Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Nothing in this Agreement shall be deemed to require Parent to agree to, proffer to, suggest, propose, negotiate, commit to, or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation of any assets or any portion of any business of Parent, the Company or any of their respective Affiliates and the Company shall not, without the prior written consent of Parent, publicly or before any Governmental Entity or third party, take any action or make any statement or proposal inconsistent with the foregoing.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.9(a), the Company, Parent and Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

(iv) execute or deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their commercially reasonable efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the Transactions. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.9(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.9(a).

Section 6.10 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of Company Common Stock and Company Stock Options pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.11 Tax Matters.

(a) During the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, unless otherwise specifically provided for herein, the Company shall, and shall cause each of its Subsidiaries to:

(i) timely file all Tax Returns required to be filed after the date hereof but prior to the Closing by or on behalf of each such entity (“Post-Signing Returns”) and timely pay all Taxes in respect of such Post-Signing Returns;

(ii) not take any position on a Post-Signing Return that is inconsistent with past custom and practice (unless required by GAAP or applicable Law) without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(iii) not make, change or rescind any material Tax election or settle or compromise any material Tax liability, in each case without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(iv) promptly notify Parent of any Audits that are or become pending against or with respect to the Company or any of its Subsidiaries and not settle or compromise any such Audit without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(v) accrue a reserve in the books and records and financial statements of the Company and each of its Subsidiaries at such times and in such amounts as are in accordance with past practice for all Taxes of the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time;

(vi) not (A) change any Tax accounting period or method or (B) file any amended Tax Return of the Company or any of its Subsidiaries, in each case without the consent of Parent (which consent shall not be unreasonably withheld or delayed);

(vii) not (A) surrender any right to claim a Tax refund, nor consent to any extension or waiver of the limitations period for the assessment of Taxes without the consent of Parent (which consent shall not be unreasonably withheld or delayed) or (B) take any action outside of the ordinary course of business if taking such action would affect the Taxes of the Company or any of its Subsidiaries after the Closing Date;

(viii) not change the Tax residency of the Company or any of its Subsidiaries; and

(ix) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices (“Tax-Related Agreements”) with respect to Taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and its Subsidiaries) to be terminated and have no further force or effect as of or prior to the Effective Time such that, after the Effective Time, neither the Company nor any of its Subsidiaries shall have any further rights or obligations under such Tax-Related Agreement.

(b) Parent, Merger Sub and the Company shall cooperate with each other fully in connection with any Audit or Legal Proceeding with respect to Taxes and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations, if any, under Section 6043A of the Code.

(c) All real and personal property transfer, documentary, sales, use registration, value-added, stamp duty and other similar Taxes incurred in connection with the Transactions shall be borne by Parent.

Section 6.12 Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement, including the payment by Merger Sub of the Merger Consideration following the Effective Time in accordance with Article III, and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.13 Further Assurances. At any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 6.14 FIRPTA Certificate. The Company shall deliver to Parent a certification dated as of the Closing Date signed by the Company and to the effect that the shares of Company Common Stock are not “United States real property interests” within the meaning of Section 897 of the Code; provided, however, that if the Company fails to deliver such certificate, the transactions shall nonetheless close and Parent shall withhold from the Merger Consideration and pay over to the appropriate Taxing Authority the amount required to be withheld under Section 1445 of the Code.

Article VII

Conditions

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under Law) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted or issued any Law or Order or taken any other action enjoining or otherwise prohibiting consummation of the Transactions substantially on the terms contemplated by this Agreement; and

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub if permissible under Law) of the following conditions:

(a) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b) the Company shall not have failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) there shall not have been instituted or pending any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transactions, or seeking to place limitations on the ownership of the shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent, Merger Sub or any other Affiliate of Parent, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, in each case, as a result of the Merger or any of the other Transactions or (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any respect the business or operations of the Company or any of its Subsidiaries; and

(d) since the date hereof, a Company Material Adverse Effect shall not have occurred and be continuing.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company if permissible under Law) of the following conditions:

(a) the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; and

(b) Parent and Merger Sub shall not have failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Transactions, as required by and subject to Section 6.9.

Article VIII

Termination

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after any requisite Company Stockholder Approval:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if as a result of the failure of any of the conditions set forth in Article VII, the Merger shall not have been consummated on or prior to February 6, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have enacted or issued any Law or Order or taken any other action, in each case such that the conditions set forth in Section 7.1(b) or Section 7.1(c) would not be satisfied, and such Law, Order or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.9; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Special Meeting duly convened therefor at which a vote on the approval of this Agreement was taken or at any adjournment or postponement thereof;

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, which breach or failure to be true (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured prior to the End Date or, if capable of being cured, is not cured prior the date that is thirty (30) days from the date that the Parent is notified by the Company of such breach; provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval in accordance with Section 6.4; or

(d) by Parent or Merger Sub:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, which breach or failure to be true (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured prior to the End Date or, if capable of being cured, is not cured prior the date that is thirty (30) days from the date that the Company is notified by Parent of such breach; provided that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

(ii) if, prior to obtaining the Company Stockholder Approval, the Company Board (A) shall have made a Change of Recommendation or (B) after the No-Shop Period Start Date fails publicly to reaffirm the Company Board Recommendation (x) within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal or (y) if the End Date is less than ten (10) Business Days from the receipt of such a request by Parent, by the close of business on the Business Day immediately preceding the End Date; or

(iii) if the Company or the Company Board shall have intentionally and materially breached any of their obligations under Section 6.4, or if the Company materially breaches its obligations under this Agreement by reason of a failure to call the Special Meeting in accordance with Section 2.3.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Merger Sub and the Company, the obligations pursuant to this Section 8.2 and Article IX; provided, however, that except as set forth in Section 8.2(b), nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for fraud or knowing and intentional breach of this Agreement.

(b) If

(i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), or by Parent or Merger Sub pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii); or

(ii) (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date hereof and prior to the date of termination of this Agreement an Acquisition Proposal (or the intention by any Person to make an Acquisition Proposal) and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction pursuant to any Acquisition Proposal or (2) the Company consummates any Qualifying Transaction contemplated by any Acquisition Proposal, then, in each case, the Company shall pay to Parent the Termination Fee (as defined below) in cash, payable (x) concurrently with any termination by the Company pursuant to Section 8.1(c)(ii), (y) within five (5) Business Days of any termination by Parent or Merger Sub pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii) or (z) on the date of the first to occur of the events referred to in clause (C) above; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the Transactions, provided that nothing herein shall release the Company from liability for fraud or knowing and intentional breach of this Agreement. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. As used herein,

“Termination Fee” means an amount, in cash, equal to $2,866,000, except the Termination Fee means $1,911,000 if, prior to 11:59 P.M. (Eastern time) on the Cutoff Date, this Agreement is terminated (A) by the Company pursuant to Section 8.1(c)(ii) and in order to enter into an acquisition agreement with respect to a Superior Proposal made by a Qualified Go-Shop Bidder or (B) by Parent or Merger Sub pursuant to Section 8.1(d)(ii) and the event giving rise to the termination is the submission of an Acquisition Proposal by a Qualified Go-Shop Bidder.

Article IX

Miscellaneous

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the receipt of the Company Stockholder Approval, no such amendment, modification or supplement that by Law requires the approval of the stockholders of the Company shall be effected without the approval of such stockholders.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile or electronic transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or Merger Sub, to:

THD At-Home Services, Inc.

c/o The Home Depot, Inc.

Building C-20

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Telephone: (770) 384-5724

Facsimile: (770) 384-5824

Email: Briley_Brisendine@homedepot.com

Attention: Deputy General Counsel — Corporate Services & Store Operations

with a copy to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Telephone: (404) 572-4875

Facsimile: (404) 572-5133

Email: calsmith@kslaw.com

Attention: Cal Smith

(b)	if to the Company, to:

U.S. Home Systems, Inc.

2951 Kinwest Parkway

Irving, Texas 75063

Telephone: (214) 488-6324

Facsimile: (214) 614-4775

Email: RGoodner@ushomesystems.com

Attention: General Counsel

with a copy to:

Jackson Walker L.L.P.

Bank of America Plaza

901 Main Street, Suite 6000

Dallas, Texas 75202

Telephone: (214) 953-5801

Facsimile: (214) 661-6688

Email: jryan@jw.com

Email: afrutos@jw.com

Attention: James S. Ryan III and Alex Frutos

or to such other address, facsimile number or Email for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile or electronic transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3. Nothing in this Section 9.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any Legal Proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section or paragraph of the Company Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Agreement and (b) the other sections and paragraphs in this Agreement to the extent that it is reasonably apparent from the text of such disclosure, without reference to extrinsic evidence, that such disclosure also qualifies or applies to such other sections and paragraphs. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein), the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except (i) for the rights of the holders of the Company Common Stock to receive the Merger Consideration and the holders of the Company Stock Options to receive the consideration described in Section 3.4, as the case may be, following the Effective Time in accordance with Article III, (ii) as provided in Section 6.7 (which is intended for the benefit of the Indemnified Parties and the Insured Parties, all of whom shall be third-party beneficiaries of these provisions from and after the Effective Time) and (iii) prior to the Effective Time, each holder of Company Common Stock shall be a third-party beneficiary of this Agreement for the purpose of pursuing claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such holder) under this Agreement in the event of a failure by Parent or Merger Sub to effect the Merger as required by this Agreement or a material breach by Parent or Merger Sub that contributed to a failure of any of the conditions to Closing from being satisfied, provided that such rights granted pursuant to clause (iii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the holders of Company Common Stock, and any amounts received by the Company in connection therewith may be retained by the Company.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if no such state court has proper jurisdiction, the U.S. District Court for the District of Delaware, and any appellate court from any court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or Federal court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9, without posting any bond or other undertaking. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to (x) prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent or Merger Sub, on the other hand, and (y) specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Merger Sub and the Company under this Agreement.

Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Merger Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations hereunder; provided that any such assignment shall not relieve Parent of obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.13 Expenses. Except as explicitly provided otherwise in this Agreement, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other Transactions is consummated.

Section 9.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.16 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.17 Opinion of Financial Advisor. It is understood and agreed that the Fairness Opinion is solely for the benefit of the Company Board and may not be relied on by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent or any other Person.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross

Name: Murray H. Gross
Title: Chairman of the Board, President and Chief Executive Officer

THD AT-HOME SERVICES, INC.

By:	/s/ Carol B. Tomé

Name: Carol B. Tomé
Title: Vice President and Treasurer

UMPIRE ACQUISITION CORP.

By:	/s/ Carol B. Tomé

Name: Carol B. Tomé
Title: Vice President and Treasurer

[Signature page to Agreement and Plan of Merger]